Exhibit 99.1

To Our Shareholders,
In 2018, we continued to make significant strides in positioning Urban Edge for the future in a rapidly evolving retail real estate industry. Fundamental changes such as the increasing influence of e-commerce, shifting consumer buying behavior and recent retailer bankruptcies are requiring retailers and landlords to adapt. At the same time, this changing landscape is creating opportunities for those companies with the foresight and vision to grow in this new environment. We are confident that Urban Edge will be a winner based on the strategies we have underway, our strong portfolio of urban assets and our competitive position. Specifically, we benefit from the following:

1.
Our great locations. Our high-quality properties attract best-in-class retailers because of their exceptional locations. Our portfolio is concentrated in the New York metropolitan area, the most densely populated and supply constrained market in the country. Urban Edge’s portfolio has an average of 164,000 people living within a 3-mile ring, 66% higher than the average of our peers, ranking first in the shopping center sector according to Evercore ISI. While much of the United States has excess retail space, our largest submarket, Northern New Jersey, is one of the most supply constrained regions of the country with only 11 square feet of retail gross leasable area per capita.

2.
Our redevelopment opportunities. Many of our properties are ripe for redevelopment and mixed-use densification including residential, office and hotel components. Most of our shopping centers are located on large tracts of land (20+ acres) where parking accounts for approximately 75% of land usage. The remaining 25% is generally a single-story, highly fungible, rectangular building that can be easily reconfigured or demolished. All told, we have $1+ billion of redevelopment opportunities within our existing asset base.

3.
Our development talent. We recently hired two of the most experienced mixed-use developers in the nation, Chris Weilminster as Chief Operating Officer and Don Briggs as President of Development. Chris and Don spent the last 18+ years together at Federal Realty developing over $5 billion of some of the most iconic retail and mixed-use destinations in the country.

4.
Our balance sheet. Our balance sheet is one of the strongest in the shopping center sector with low leverage and significant liquidity. Our net debt to total market capitalization ratio was 30% and our net debt to EBITDA ratio was 4.7x as of December 31, 2018. We have approximately $500 million in cash, a $600 million line of credit, $1.4 billion of unencumbered properties, no corporate debt, no crossed mortgages and no debt maturing until 2021.

Operating Results
We just completed our fourth year of operations since our spin from Vornado Realty Trust. A summary of our results follows:

	2015	2016	2017	2018
FFO as Adjusted per share	$1.21	$1.27	$1.34	$1.31
Same property cash NOI growth w/ redevelopment	4.0%	3.6%	5.4%	1.4%
Same property occupancy rate	97%	98%	98%	93%
Cash	$200M	$100M	$500M	$500M
Cumulative stock return since date of spin	9%	31%	26%	-14%
Cumulative stock return for peers since spin(1)	3%	7%	-5%	-20%
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(1) Peer average is based on the SNL U.S. REIT Retail Shopping Center Index

Our primary earnings measure, FFO as Adjusted per share, was down slightly in 2018 relative to 2017, a good outcome considering the balance sheet recapitalization that was completed in late 2017 when we raised $500 million of equity at $26 per share and closed on $1 billion of non-recourse mortgages increasing our cash balance to $500 million. While the balance sheet recapitalization diluted FFO by ~$.11/share in 2018, we believe it was prudent to raise this capital to fund our long-term growth plan.
During 2018, we also lost rent from several bankrupt tenants such as Toys “R” Us, Fallas and National Wholesale Liquidators, dropping our occupancy rate by just under 500 basis points. Importantly, these bankruptcies are opportunities allowing us to upgrade our tenant base with more vibrant and innovative retailers. Replacement rents are expected to start in late 2019 and stabilize in 2021. We now have 10 vacant anchor boxes accounting for 600,000 square feet of gross leasable area that should generate ~$15 million in annual gross rent, or $.12/share in FFO, once leased. Several of these boxes may be held back for redevelopment as these spaces may be worth more to demolish and reconfigure as part of larger redevelopments.
We made great progress during 2018 completing 11 redevelopment projects by investing $54 million in our existing assets generating unleveraged returns of ~13%. We executed new and renewal leases for 1.6 million square feet of space with positive rent spreads of ~4%.
After significantly outperforming our peers from 2015-2017, our stock lagged in 2018 primarily due to the outsized exposure we had to retailer bankruptcies and Puerto Rico. Our stock now trades at a ~20% discount to net asset value based on analyst estimates, the largest discount in our history as a public company. We are highly focused on strategies to bridge that discount including leasing up our vacant anchor boxes, redeveloping and acquiring selected properties with value-creation opportunities, and selling core and non-core assets at a material premium to valuations implied by our current stock price.

Our Real Estate Strategy
As part of our strategy, we have categorized our existing assets in four distinct groups - flagship properties that have mixed-use redevelopment potential, value-add redevelopment assets, core properties and non-core assets.

$ in mms except PSF	Flagship	Value-Add	Core	Non-Core	Total
Assets	4	21	20	39	84
Est. Gross Value	$1,400	$1,400	$1,000	$400	$4,200
Mortgage Debt	$400	$730	$420	$20	$1,570
Occupancy Rate	93%	88%	97%	96%	93%
Wtd. Avg Base Rent PSF (1)	$25.07	$21.59	$16.09	$11.86	$17.90
Wtd. Avg Pop - 3 mile	290,000	200,000	150,000	150,000	200,000
Wtd. Avg HH Inc - 3 mile	$113,000	$105,000	$106,000	$78,000	$105,000
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(1) Excludes industrial buildings

Flagship Mixed-Use Development Strategy
Our flagship assets include four large-scale, highly-productive shopping centers that are situated in densely populated communities surrounded by high-rise residential and office buildings. We believe there is a significant opportunity to further densify these properties by creating mixed-use environments and attracting differentiated retailers. These assets are Bergen Town Center in Paramus, NJ, Bruckner Commons in Bronx, NY, Hudson Mall in Jersey City, NJ and Yonkers Gateway Center in Yonkers, NY. We are moving forward to complete master plans for each of these assets and execute on those redevelopments.
We are also evaluating several acquisition and joint venture opportunities with owners of large-scale retail assets seeking to densify their properties with mixed-uses, but who lack the expertise to execute plans that are founded on the creation of a great retail environment centered on an immersive public realm.
We estimate that our existing flagship properties have the potential for ~$1 billion of investment over the next 5-7 years to drive long-term value. Funding will likely include a combination of our own capital, the sale of development rights and joint venture partners.
Value-Add Redevelopment Strategy
Our value-add portfolio includes 21 properties that contain high-impact, smaller-scale redevelopment opportunities that can be executed relatively quickly and include some alternative uses including residential, industrial and self-storage.
We will continue to acquire value-add properties that meet our investment criteria, are well located with the potential to become the aggregators within their sub-markets and that are accretive to net asset value. Our primary focus is the DC to Boston corridor.
We expect to invest $250-$500 million into our existing value-add properties over the next several years.
Core Properties Strategy
This portion of our portfolio consists of stable, well-located, fully-occupied centers with strong tenant credits offering moderate NOI growth. Our plan is to actively manage these assets to maximize value and evaluate seeding a portion of these assets into a new joint venture or possibly selling them over a measured time period at a significant premium to valuations implied by our current stock price. Proceeds would ideally be used to fund our flagship and value-add investment programs.
Non-Core Properties Strategy
Our non-core portfolio comprises an eclectic mix of 39 smaller properties valued at approximately $400 million, representing less than 10 percent of our gross asset value. These properties are typically located in secondary markets where we do not have a meaningful presence. Given the strong investment sales market for assets of this size, we will seek to divest these assets over a measured time period.
Leadership Team
Attracting and retaining the best and brightest real estate professionals is at the top of our playbook. We take great pride in the leaders that make our company successful. Chris Weilminster and Don Briggs bring a fresh perspective and have provided new energy to our leasing and development teams. Herb Eilberg, our Chief Investment Officer, remains steadfast and disciplined in his search for high-quality assets. Rob Milton, our General Counsel, keeps a watchful eye over all legal and compliance matters. Mark Langer, our Chief Financial Officer and my long-time business partner, remains focused on ensuring our balance sheet and liquidity will enable us to grow no matter what financial cycle we are in. He is supported by Jennifer Holmes, our Chief Accounting Officer, who is highly effective at driving new efficiencies within our accounting and reporting processes. Our entire management team is fortunate to have passionate, high-energy and motivated employees who continually get the job done while meeting high standards.
Well-Positioned to Execute on Our Opportunities
All in all, we are excited about what the future holds for Urban Edge as we execute on our long-term strategy. We will take advantage of opportunities to pursue mixed-use projects, redevelop and differentiate the properties in our value-add portfolio, acquire properties that can be redeveloped, and reduce our exposure to core and non-core assets through joint ventures and asset sales at prices that reflect a significant premium to our current market valuation.
Brick-and-mortar retail is alive but clearly in flux. We are confident that our competitive advantages of portfolio quality, mixed-use and redevelopment expertise and capital allocation position us for continued success.
In closing, I would like to recognize and thank our extraordinary Board of Trustees whose focus remains on ensuring our long-term strategy best positions us to maximize shareholder value.
Thank you for your trust and confidence in investing with us.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 28, 2019

NON-GAAP FINANCIAL MEASURES
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI and same-property cash NOI are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI and same-property cash NOI. Reconciliations of these measures to net income have been provided in the tables below.
Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2018, 2017, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015
	(in thousands)	(per share) (2)	(in thousands)	(per share) (2)	(in thousands)	(per share) (2)	(in thousands)	(per share) (2)
Net income	$116,963	$0.92	$72,938	$0.62	$96,630	$0.91	$41,348	$0.39
Less net income attributable to noncontrolling interests in:
Operating partnership	(11,768)	(0.09)	(5,824)	(0.05)	(5,812)	(0.05)	(2,547)	(0.02)
Consolidated subsidiaries	(45)	—	(44)	—	(3)	—	(16)	—
Net income attributable to common shareholders	105,150	0.83	67,070	0.57	90,815	0.86	38,785	0.37
Adjustments:
Rental property depreciation and amortization	98,644	0.79	81,401	0.68	55,484	0.53	56,619	0.54
Gain on sale of real estate	(52,625)	(0.42)	(202)	—	(15,618)	(0.15)	—	—
Real estate impairment loss	5,574	0.04	3,467	0.03	—	—	—	—
Limited partnership interests in operating partnership	11,768	0.09	5,824	0.05	5,812	0.05	2,547	0.02
FFO applicable to diluted common shareholders(1)	168,511	1.33	157,560	1.33	136,493	1.29	97,951	0.93
Tax impact from hurricane Maria	2,344	0.02	(1,767)	(0.01)	—	—	—	—
Executive transition costs	1,932	0.02	—	—	—	—	—	—
Environmental remediation costs	584	0.01	—	—	—	—	1,379	0.01
Transaction costs	491	—	278	—	1,405	0.01	24,011	0.23
Construction rental abatement	291	—	902	0.01	—	—	—	—
Tenant bankruptcy settlement income	(329)	—	(655)	(0.01)	(2,378)	(0.02)	(3,738)	(0.04)
Casualty (gain) loss, net	(777)	(0.01)	6,092	0.05	—	—	—	—
Gain (loss) on extinguishment of debt	(2,524)	(0.02)	35,336	0.30	—	—	—	—
Impact of tenant bankruptcies	(5,075)	(0.04)	—	—	—	—	—	—
One-time equity awards related to the spin-off	—	—	—	—	—	—	7,143	0.07
Debt restructuring expenses	—	—	—	—	—	—	1,034	0.01
Severance costs	—	—	—	—	—	—	693	—
Benefit related to income taxes	—	—	—	—	(625)	(0.01)	—	—
Real estate tax settlement income related to prior periods	—	—	—	—	—	—	(532)	—
Income from acquired leasehold interest	—	—	(39,215)	(0.33)	—	—	—	—
FFO as Adjusted applicable to diluted common shareholders(1)	$165,448	$1.31	$158,531	$1.34	$134,895	$1.27	$127,941	$1.21

Weighted average diluted common shares - FFO(1)	126,584		118,392		106,099		105,375
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(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share because their inclusion is anti-dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.
(2) Individual items may not add up due to total rounding.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of cash NOI, same-property cash NOI (with and without redevelopment) to net income, the most directly comparable GAAP measure, for the years ended December 31, 2018 and 2017.

	For the year ended December 31,
(Amounts in thousands)	2018	2017
Net income	$116,963	$72,938
Management and development fee income from non-owned properties	(1,469)	(1,535)
Income tax expense (benefit)	3,519	(278)
Other income	(146)	(118)
Depreciation and amortization	99,422	82,281
General and administrative expense	34,984	30,691
Casualty and impairment loss, net	4,426	7,382
Gain on sale of real estate	(52,625)	(202)
Interest income	(8,336)	(2,248)
Interest and debt expense	64,868	56,218
(Gain) loss on extinguishment of debt	(2,524)	35,336
Non-cash revenue and expenses	(32,117)	(47,161)
Cash NOI(1)	226,965	233,304
Adjustments:
Non-same property cash NOI	(51,132)	(44,623)
Lease termination payments	15,500	—
Natural disaster related operating loss	40	1,267
Construction rental abatement	291	902
Tenant bankruptcy settlement and lease termination income	(1,028)	(975)
Environmental remediation costs	584	—
Same-property cash NOI	$191,220	$189,875
Adjustments:
Cash NOI related to properties being redeveloped	20,431	18,937
Same-property cash NOI including properties in redevelopment	$211,651	$208,812
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(1) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense but includes bad debt expense.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the years ended December 31, 2017 and 2016. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31,
(Amounts in thousands)	2018	2017
Net income	$116,963	$72,938
Depreciation and amortization	99,422	82,281
Interest and debt expense	64,868	56,218
Income tax expense (benefit)	3,519	(278)
Gain on sale of real estate	(52,625)	(202)
Real estate impairment loss	5,574	3,467
EBITDAre	237,721	214,424
Adjustments for Adjusted EBITDAre:
Construction rental abatement	291	902
Transaction costs	491	278
Impact of tenant bankruptcies	(5,075)	—
Tenant bankruptcy settlement income	(329)	(655)
Casualty (gain) loss, net	(777)	6,092
Executive transition costs	1,932	—
Environmental remediation costs	584	—
(Gain) loss on extinguishment of debt	(2,524)	35,336
Income from acquired leasehold interest	—	(39,215)
Adjusted EBITDAre	$232,314	$217,162